August 2, 1995



Securities and Exchange Commission
Operations Center
6432 General Green Way
Alexandria, VA  22312-2413

Gentlemen:

     We are transmitting herewith Indiana Energy, Inc.'s
Current Report on Form 8-K.

                              Very truly yours,


                              /s/Kathleen S. Morris
                              Kathleen S. Morris

KSM:rs

Enclosure





          SECURITIES AND EXCHANGE COMMISSION

               Washington, D. C.  20549





                       FORM 8-K


                    CURRENT REPORT



        Pursuant to Section 13 or 15(d) of the
            Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):   July 28, 1995

                   INDIANA ENERGY, INC.
 (Exact name of registrant as specified in its charter)


      INDIANA                        1-9091              35-1654378
(State or other jurisdiction   (Commission File No.)   (IRS Employer
     of incorporation)                                 Identification Number)



       1630 North Meridian Street, Indianapolis, Indiana  46202
       (Address of principal executive offices)   (Zip Code)



Registrant's telephone number, including area code:   (317) 926-3351



Item 5.    Other Events

   See the following press release dated July 28, 1995, announcing the repurchase of outstanding common stock.

FOR IMMEDIATE RELEASE

 INDIANA ENERGY, INC. TO REPURCHASE SHARES, RAISE DIVIDEND

   The board of directors of Indiana Energy, Inc., the holding company for Indiana Gas Company, Inc. and other subsidiaries, today authorized the company to repurchase up to 700,000 shares of its outstanding common stock. The repurchases will be made over time in open-market transactions.

   "We believe that Indiana Energy stock represents a good value and an attractive investment. The strength of our balance sheet allows us to repurchase stock while we continue to pursue growth opportunities for Indiana Energy and its primary subsidiary, Indiana
Gas," said Indiana Energy President and Chief Executive
Officer L. A. Ferger.

   In another vote, Indiana Energy's board declared a cash dividend increase of 1 cent per share of common stock.
This 3.8-percent increase raises the quarterly dividend to 27 1/2 cents from 26 1/2 cents per share. Fiscal year 1995 marks the 23rd consecutive year that dividends paid to shareholders have increased. The dividend is payable September 1, 1995, to shareholders of record August 15, 1995. The board also approved moving the annual shareholders meeting from the second
Monday in January to the last Friday in January.

   Indiana Energy is traded on the New York Stock
Exchange under the symbol IEI. Its principal subsidiary, Indiana Gas is a local natural gas distribution company providing gas and related services to more than 450,000 residential, commercial and industrial customers in 48 of Indiana's 92 counties.


                      SIGNATURES

   Pursuant to the requirements of the Securities
Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                 INDIANA ENERGY, INC.
                                    Registrant




Dated August 2, 1995     /s/Niel C. Ellerbrook
                         Niel C. Ellerbrook
                         Vice President and Treasurer
                          and Chief Financial Officer



Dated August 2, 1995     /s/Jerome A. Benkert
                         Jerome A. Benkert
                         Controller